Chrysler Financial DaimlerChrysler Auto Trust 2004-B Monthly Servicer’s Certificate (HW)	Distribution Date: 08-Nov-04 Page 1 of 2

Payment Determination Statement Number Distribution Date	4 08-Nov-04

Dates Covered	From and Including	To and Including
Collections Period	01-Oct-04	31-Oct-04
Accrual Period	08-Oct-04	07-Nov-04
30/360 Days	30
Actual/360 Days	31

	Number of
Collateral Pool Balance Data	Accounts	$ Amount
Pool Balance — Beginning of Period	85,151	1,449,851,780.33
Collections of Installment Principal		28,626,936.54
Collections Attributable to Full Payoffs		20,438,263.65
Principal Amount of Repurchases		0.00
Principal Amount of Gross Losses		751,818.79

Pool Balance — End of Period	83,219	1,400,034,761.35

Pool Statistics		End of Period
Initial Pool Balance (Pool Balance at the Purchase Date)		1,591,599,286.14
Pool Factor (Pool Balance as a Percent of Initial Pool Balance)		87.96%
Ending O/C Amount		103,232,281.71
Coverage Ratio (Ending Pool Balance as a Percent of Ending Notes)		107.96%
Cumulative Net Losses		479,387.94
Net Loss Ratio (3 mo. Weighted Avg.)		0.12590%
Cumulative Recovery Ratio		50.88%
60+ Days Delinquency Amount		3,679,950.81
Delinquency Ratio (3 mo. Weighted Avg.)		0.16670%
Weighted Average APR		6.127%
Weighted Average Remaining Term (months)		50.00
Weighted Average Seasoning (months)		12.61

Chrysler Financial DaimlerChrysler Auto Trust 2004-B Monthly Servicer’s Certificate (HW)	Distribution Date: 08-Nov-04 Page 2 of 2

Cash Sources
Collections of Installment Principal	28,626,936.54
Collections Attributable to Full Payoffs	20,438,263.65
Principal Amount of Repurchases	0.00	O/C Release	(Prospectus pg S18-S20)
Recoveries on Loss Accounts	410,427.46	Pool Balance		1,400,034,761.35
Collections of Interest	7,070,521.45	Yield Supplement O/C Amount		(56,535,707.77)

Investment Earnings	59,401.66	Adjusted Pool Balance		1,343,499,053.58
Reserve Account	3,750,000.00

Total Sources	60,355,550.76	Total Securities		1,296,802,479.64

Cash Uses		Adjusted O C Amount		46,696,573.94
Servicer Fee	1,208,209.82	Target Overcollateralization Amount		67,174,952.68
A Note Interest	3,066,322.78
Priority Principal Distribution Amount	0.00	O/C Release Period?		No
B Note Interest	145,875.00
Reserve Fund	3,750,000.00	O/C Release		0.00
Regular Principal Distribution Amount	52,185,143.16
Distribution to Certificateholders	0.00
Total Cash Uses	60,355,550.76

Administrative Payment
Total Principal and Interest Sources	60,355,550.76
Investment Earnings in Trust Account	(59,401.66)
Daily Collections Remitted	(57,463,235.19)
Cash Reserve in Trust Account	(3,750,000.00)
Servicer Fee (withheld)	(1,208,209.82)
O/C Release to Seller	0.00

Payment Due to/(from) Trust Account	(2,125,295.91)

			Beginning	Ending	Principal	Principal per	Interest	Interest per
			Balance	Balance	Payment	$1000 Face	Payment	$1000 Face	Original
Notes
Class A-1 380,000,000	@	1.72%	228,987,622.80	176,802,479.64	52,185,143.16	137.3293241	339,156.11	0.8925161	380000000
Class A-2 427,000,000	@	2.48%	375,000,000.00	375,000,000.00	0.00	0.0000000	775,000.00	2.0666667	375000000
Class A-3 366,000,000	@	3.18%	480,000,000.00	480,000,000.00	0.00	0.0000000	1,272,000.00	2.6500000	480000000
Class A-4 282,000,000	@	3.71%	220,000,000.00	220,000,000.00	0.00	0.0000000	680,166.67	3.0916667	220000000
Class B 45,000,000	@	3.89%	45,000,000.00	45,000,000.00	0.00	0.0000000	145,875.00	3.2416667	45000000

Total Notes			1,348,987,622.80	1,296,802,479.64	52,185,143.16		3,212,197.78		1,500,000,000.00

* Class A-1 Interest is computed on an Actual/360 Basis. Days in current period 31